SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

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[_]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
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              (Name of Registrant as Specified in its Charter)

                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Following is the text of a letter sent by ICN Pharmaceuticals, Inc. to its stockholders on or about May 17, 2002:


                                [ICN Logo]

Dear Shareholder:

     ICN Pharmaceuticals has long been proud of its achievements. Our board and management team have never slowed in our efforts to build value for shareholders. Last year you saw this company deliver one of the strongest operating results in its history, with record revenues of $858 million and record pre-tax income of $144 million.

     That trend continued into the first quarter of this year, with record revenues of $245 million, record operating income of $65 million, and record earnings of $37 million.

POSITIONED FOR STRONG GROWTH
----------------------------

     The momentum we have gained in the last 42 years shows no sign of abating. Our business plan calls for continued growth for ICN in 2002 and beyond. We expect to see growth in revenue, operating income and earnings from our specialty pharmaceutical business as we aggressively move to capture market opportunities, both in the U.S. and abroad.

     Some of the elements from our business plan that will drive this growth include:

     * Focus on acquisitions and new products to continue building our R&D pipeline.

     * Shift in product mix to higher-margin products that will drive continued growth in our margins.

     * Expansion in the rapidly growing dermatology business to capture significant market opportunities in the baby boomer population.

     * Growth in our international markets, particularly in the expanding opportunities in Eastern Europe and Latin America.

     * Continued effort to reduce general and administrative expenses to drive improvements in operating margins and profits, with a targeted G&A to revenue ratio of 7 percent.

RESTRUCTURING TO ENHANCE SHAREHOLDER VALUE
------------------------------------------

     You also saw us make demonstrable steps in our promise to restructure the company. The steps that we have taken and expect to take include:

     *    Successful completion of the Ribapharm IPO, raising $299 million.

     *    Reduced cash interest expense by $20 million per year.

     * Spin-off or distribution of the remaining interest in Ribapharm, pending approval from the IRS.

     * IPO for our international operations, which we currently expect to take place by early 2003 depending on market conditions.

     * Increase in the transparency of our financial models through the publication of pro forma financial results for our major business units.

     We have a plan for success for ICN that will deliver meaningful results. Our restructuring is gaining momentum. In spite of these plans and our continued record results, we are being challenged by a minority group of shareholders that we believe offer you NOTHING.

THE DISSIDENTS - NO VISION, NO PLAN, NO EXPERIENCE
--------------------------------------------------

     The opposition shareholders have not demonstrated to us any vision for ICN, any strategic plan or any experience managing a global pharmaceutical business. ICN is a complex business. Our experienced managers have successfully proven themselves with a 42-year track record of strong results. In our view, it would be a risky venture to turn the business over to persons we perceive to be inexperienced managers with no plan or vision for the company.

     This is a critical point in the history of your company. We are on the cusp of major change and significant growth in our fundamental business. This is a time when your Board needs unity in focus and direction, and not the disruption that will be caused by the change in control sought by the opposition, just at the time when we are building momentum.

     SEND A CLEAR MESSAGE TO THE OPPOSITION.

     Vote for proven results.

     Vote for an experienced team who really knows how to run this business.

     Vote for the company that has a business plan that will continue to deliver.

     VOTE THE GOLD PROXY CARD - SUPPORT YOUR BOARD


On Behalf of the Board of Directors,

/s/ Milan Panic
Milan Panic
Chairman and Chief Executive Officer




THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.





     VOTE THE GOLD PROXY CARD - SUPPORT YOUR BOARD



                                 IMPORTANT!
                                 ----------

1. Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed GOLD proxy card.

     Please vote each GOLD proxy card you receive since each account must be voted separately. Only your latest dated proxy counts.

2. We urge you NOT to sign any White proxy card sent to you by the Dissident Group.

If you have any questions on how to vote your shares, please call our proxy solicitor:
                   MORROW & Co., Inc. at 1-800-607-0088